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                                                                     EXHIBIT 5.1

                                December 17, 2003

CKE Restaurants, Inc.
6307 Carpinteria Avenue, Suite A
Carpinteria, California 93013

         Re:      CKE Restaurants, Inc.
                  Registration Statement on Form S-3

Ladies and Gentlemen:

         At your request, we have examined the form of Registration Statement on Form S-3 (the "Registration Statement") being filed by CKE Restaurants, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of $105,000,000 aggregate principal amount of 4% Convertible Subordinated Notes Due 2023 (the "Notes") and 11,811,025 shares of the Company's Common Stock, $0.01 par value (the "Shares"), that may be offered and sold from time to time by the selling securityholders to be named therein.

         We have reviewed the corporate actions of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

         Based on the foregoing, it is our opinion that :

         1. The Notes have been validly issued and are binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York, except as the enforceability thereof may be subject to or limited by (a) bankruptcy or other similar laws relating to or affecting the rights of creditors generally; and (b) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

         2. The issuance of the Shares upon conversion of the Notes in accordance with the indenture has been duly authorized by all necessary corporate action on the part of the Company.

         3. The Shares, when issued upon conversion of the Notes in accordance with the indenture governing the Notes and as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.

         We are members of the Bars of the State of California and the State of New York and, accordingly, do not purport to be experts on or to be qualified to express any opinion herein concerning, nor do we express any opinion herein concerning, any laws other than the laws of the State of California, the laws of the State of New York (solely with respect to the opinion given in paragraph 1 above with regard to the Notes being binding obligations of, and enforceable against, the Company), the General Corporation Law of the State of Delaware (including any applicable provisions of the Constitution of the State of
Delaware and reported judicial decisions interpreting the General Corporation
Law of the State of Delaware) and federal law.
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         We consent to the use of this opinion as an exhibit to the Registration
Statement and to the use of our name under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement, including any amendments thereto.

                                             Very truly yours,


                                             /s/ STRADLING YOCCA CARLSON & RAUTH
                                             -----------------------------------
                                             Stradling Yocca Carlson & Rauth